EXHIBIT 99.1

CMS Bancorp, Inc. Announces Quarterly Results

WHITE PLAINS, N.Y., May 10, 2010 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank, announced results for the quarter and six months ended March 31, 2010, which reflect a net loss of $35,000, or $.02 per share in the quarter ended March 31, 2010, compared to net income of $15,000, or $0.01 per share in the quarter ended March 31, 2009. In the six month period ended March 31, 2010, the Company had net income of $67,000, or $.04 per share, compared to net income of $14,000, or $.01 per share, in the six months ended March 31, 2009.

President and CEO Ritacco stated that "we continue to make progress toward achieving long term profitability, as evidenced by the substantial growth in our net interest income, which rose by 17.5% and 17.4% in the three and six month periods ended March 31, 2010, respectively, compared to the same periods in 2009. Net interest income was $1.9 million in the three month period ended March 31, 2010, compared to $1.6 million in the three months ended March 31, 2009, and $3.8 million in the six month period ended March 31, 2010, compared to $3.2 million in the comparable period of 2009."

Commenting on the increase in net interest income, Mr. Ritacco reported that "while the Company's assets declined by $16 million since September 30, 2009, total assets stabilized in the most recent quarter and the asset growth we have experienced in recent years, along with management of our interest costs are now paying dividends. Going forward, we expect to resume growing the Bank."

The Company reported a $54,000 increase in non-interest income, and a $451,000 increase in non-interest expense in the quarter ended March 31, 2010 compared to the quarter ended March 31, 2009.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer stated that "the increase in non-interest income results from the Company's decision to sell one-to-four family mortgage originations into the secondary market, while the increase in non-interest expense includes $147,000 of direct operating costs of the new Mount Kisco branch, higher FDIC insurance premiums and increases in certain other non-interest expenses." Mr. Dowd also noted that "that the allowance for loan losses represented 0.46% of loans outstanding at March 31, 2010 and December 31, 2009, up from 0.44% at September 30, 2009.  In addition, non performing loans totaled $1.7 million at March 31, 2010, December 31, 2009 and September 30, 2009."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	March 31,	September 30,
	2010	2009
ASSETS
Cash and cash equivalents	$1,914	$7,304
Securities	40,032	58,643
Loans, net	175,940	169,293
Other assets	9,231	7,924
Total assets	$227,117	$243,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$161,915	$184,387
Borrowed money	40,353	34,726
Other liabilities	3,910	3,138
Total Liabilities	206,178	222,251
Stockholders' equity	20,939	20,913
Total liabilities and stockholders' equity	$227,117	$243,164

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In thousands, except per share data)

	Quarters Ended
	March 31,
	2010	2009

Interest income	$2,795	$2,826
Interest expense	885	1,201
Net interest income	1,910	1,625
Provision for loan losses	--	30
Net interest income after provision for loan losses	1,910	1,595
Non-interest income	148	94
Non-interest expense	2,106	1,655
Income (loss) before income taxes	(48)	34
Income tax expense (benefit)	(13)	19
Net income (loss)	$(35)	$15
Net income (loss) per common share	$(0.02)	$0.01
CONTACT:  CMS Bancorp, Inc.
          Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          914-422-2700